identica™

IDENTICA HOLDINGS CORPORATION

CERTIFICATE NUMBER

SHARES

PAR VALUE $0.001
COMMON STOCK

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

THIS CERTIFIES THAT

is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK PAR VALUE OF $0.001 EACH OF

IDENTICA HOLDINGS CORPORATION

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

TERRY WHEELER
President

FRANCINE FOSTER
Secretary

IDENTICA HOLDINGS CORPORATION
Corporate Seal
NEVADA

DATED:

Countersigned and Registered:
ISLAND STOCK TRANSFER
Transfer Agent

By

Authorized Signature

100 Second Avenue South, Suite 300N, St. Petersburg, FL, 33701
727.289.0010